5. Causing the buildings, appurtenances and grounds on the Properties to be maintained according to customary industry standards including, but not limited to, landscaping, interior and exterior cleaning, painting and decorating, plumbing, steam fitting, carpentry and other normal maintenance and repair work or any extraordinary maintenance and repair work deemed necessary or desirable by Manager, in Manager's good faith judgment.

6. Making contracts for water, electricity, gas, fuel, oil, telephone, pest control, trash removal, insurance and other necessary services as Manager shall deem necessary or desirable, in Manager's good faith judgment. Additionally, Manager shall place purchase orders for such equipment, tools, appliances, materials and supplies as are necessary or desirable, in Manager's good faith judgment, to properly maintain the Properties. All such contracts and orders may at Manager's choice be made in either the name of Manager or in the name of Company and shall be on such terms and conditions as Manager deems advisable. Manager shall use good faith efforts to have such contracts provide that Manager (or Company, as applicable) can terminate on thirty (30) days' notice.

7. Taking such action as may be necessary or desirable, in Manager's good faith judgment, to comply with any orders or requirements affecting the Properties issued by federal, state, county or municipal authority having jurisdiction over the Properties. Manager shall promptly notify Company of the receipt and contents of any such governmental orders or requirements.

8. Causing to be disbursed or paid, from the monies collected from the operation of the Properties and such other monies as may or shall be advanced by Company to Manager: (1) salaries and any other compensation or fees due and payable to Manager and employees of the Properties in connection with the management of the Properties and the cost of workers' compensation insurance with respect to such employees; (2) payments required to be made to the holders of any mortgages affecting the Properties; (3) current amounts due for premium charges under contracts of insurance for fire and other hazard insurance premiums and amounts due for ad valorem taxes or other assessments on the Properties; (4) sums otherwise due and payable in connection with the operation and management of the Properties, including but not limited to, utility bills, service bills, supply bills license fees and payroll taxes; (5) repair expenses, capital improvement costs and other sums retained for such reserves as Manager deems necessary or desirable, in Manager's good faith judgment, for the prudent management and operation of the Properties; and (6) the balance of funds, if any, shall be paid monthly to Company. Unless otherwise agreed to in writing by Manager and Company, such payments and disbursements shall be made by Manager in any order it may determine.

9. Verifying appraisals and bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Properties. Manager may pay the bills or take such legal action as necessary to appeal such tax appraisals as Manager may decide, in its reasonable judgment, to be prudent.

B. Manager's Right to Subcontract. Manager reserves the right, in its sole discretion, to subcontract some or all of the property management and leasing functions described herein to property managers, leasing agents and certain other third parties. However, except as expressly provided herein, the fees to be paid to Manager under this Agreement are inclusive of fees payable to such third parties and Manager will pay the third parties with whom it subcontracts for these services a portion of its property management or leasing fees.

C. Company's Right to Supervise. Company at all times shall have the right to supervise Manager in its performance of any or all of these activities. Company shall have the right, if it so elects, to direct Manager in the conduct of any of these activities. Absent any such direction from Company, Manager shall be entitled to perform its duties hereunder in accordance with its own good faith judgment.

D. Agency; Payments. Except for the employment, supervision and discharge of personnel in connection with the maintenance and operation of the Properties, who shall be employees of Manager and not of Company (although all costs with respect to such employees shall, to the extent allocable to the Properties, be deemed costs of the Properties), all action taken by Manager pursuant to the provisions of this Agreement shall be done as agent of Company and obligations or expenses incurred thereunder shall be for the account, on behalf and at the expense of Company, but any such actions may be taken or made either in Company's name or Manager's name. Any payments to be made by Manager hereunder shall be made out of such funds as are available from rentals and

other collections from the Properties and such other monies as may be provided by Company. In the event anticipated disbursements for Properties expenses and Company management shall in any month be in excess of the anticipated revenues, Company agrees to advance sufficient funds to meet the obligations (including all costs with respect to the employees of the Properties described in Article II(A)(1) hereof, including Affiliates, the Management Fee, reimbursement of expenses described in Article III(A) hereof,) within fifteen (15) days after Manager's request. Manager shall not be obligated to make any advance to or for the account of Company or to pay any sum contemplated by this Agreement except out of funds held by Manager on behalf of Company or out of funds provided by Company to Manager, nor shall Manager be obligated to incur any liability of or for the account of Company without assurance or proof from Company that the necessary funds for the discharge thereof will be provided promptly.

E. Bank Account. Manager shall establish and maintain, in a manner to indicate the custodial nature thereof, with a bank, whose deposits are insured by the Federal Deposit Insurance Corporation, a separate bank account as agent of Company for the deposit of rentals and collections from the Properties, which shall not be commingled by Manager with funds from other projects or other funds of Manager or its Affiliates. Manager has authority to draw thereon (a) for any payments to be made by Manager pursuant to the terms of this Agreement, (b) to discharge any liabilities or obligations incurred pursuant to this Agreement, and (c) for the payment of the Management Fee described in Article III(A) hereof and the various expense reimbursements due Manager hereunder.

F. Operating Budget. On or before December 1 of each year, Manager shall prepare and submit to Company for its consent an operating budget with respect to the Properties for the next ensuing calendar year (the "Budget"). If Company does not consent to the Budget submitted by Manager then, pending such consent or the submission to Manager by Company of an alternative Budget, Manager shall be authorized to rely on the Budget for the prior year, but with a four percent (4%) increase in each line item.

G. Discretion. Manager shall have and is hereby granted sole and complete discretion to exercise the powers and functions granted herein and Manager shall not be required to consult with Company or obtain Company's approval before taking any action permitted hereunder; provided, however, except in cases of emergency, Manager shall not incur any obligation in excess of $10,000.00 without the consent of Company. The approval by Company of a Budget shall be deemed the consent of Company to the expenses indicated on such Budget. For these purposes, an "emergency" shall be deemed to exist if in the good faith judgment of Manager, prompt maintenance or repairs are needed in order to prevent death, bodily injury or material property damage.

H. Records. Manager shall maintain, or cause to be maintained, books of account of all receipts and disbursements from the management of the Properties. Manager shall provide monthly statements to Company containing occupancy information and collection and disbursement reports. Manager shall allow Company's accountant or other representatives to review the books and records of the Properties during reasonable business hours. Manager also shall provide Company with an annual report for the Properties containing information about occupancy and receipts and disbursements for the immediately preceding calendar year.

ARTICLE III
COMPENSATION OF MANAGER

A. Property Management.

1. Management Fee. Company shall pay to Manager, as base compensation for Manager's duties and obligations under this Agreement, a property management fee (the "Management Fee") equal to three percent (3%) of the Effective Gross Revenues (as hereinafter defined) for the management of the Property or Properties managed by Manager hereunder. Company shall pay the Management Fee to the Manager within ten (10) days after the end of each calendar month, based upon the Effective Gross Revenues during said calendar month. For purposes of this Agreement, "Effective Gross Revenues" shall mean all payments actually collected from tenants and occupants of the Properties, exclusive of (a) security and deposits (unless and until such deposits have been applied to the payment of current or past due rent) and (b) payments received from tenants in reimbursement of expenses of repairing damage caused by tenants.

2. Leasing Fee. If Manager provides leasing services with respect to a Property, Company shall pay to Manager a leasing fee (the "Leasing Fee") in an amount equal to the leasing fees charged by unaffiliated

persons rendering comparable services in the same geographic location of the applicable property. The Leasing Fee shall be payable upon execution of each lease.

3. Construction Management Fee. In the event that Manager supervises the construction or installation of tenant improvements to the Properties, Company shall pay Manager a construction management fee equal to 5% of the costs of the construction or installation of the tenant improvements.

4. Oversight Fee. In the event that Company contracts directly with a third-party property manager with respect to a Property, Company shall pay Manager an oversight fee equal to 1% of the Effective Gross Revenues of the Property managed. In no event will the Company pay both a property management fee and an oversight fee to Manager with respect to any particular property. The foregoing fee shall be payable only from net cash flow from the Property after payment of all sums then due to the holder of the mortgage on the Property.

5. Disposition Fee. If Manager provides a substantial amount of services, as determined by Company's managers, in connection with the sale of one or more assets, Manager will receive a disposition fee equal to (1) in the case of the sale of real property, the lesser of: (A) one-half of the aggregate brokerage commission paid (including the disposition fee) or, if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property sold, and (2) in the case of the sale of any asset other than real property, 3% of the sales price of such asset.

6. Reimbursement of Expenses. Company, within fifteen (15) days of a request by Manager, shall reimburse Manager for all reasonable and necessary expenses incurred or monies advanced by Manager in connection with the management and operation of the Properties. However, Manager shall not be reimbursed for its overhead, including the salaries and expenses of employees relating to the management of the Properties except as expressly provided in Article II(A)(1) hereof. Manager shall have no obligation to advance any of its own funds for the management of the Properties.

B. Miscellaneous. The fees and reimbursements set forth in the Article III are cumulative; and the obligations of Company pursuant to Article III shall survive the termination of this Agreement.

ARTICLE IV
TERMINATION

A. Termination. Notwithstanding anything herein to the contrary, but subject to Article IV(B) below, Manager and Company shall each have the right, upon sixty (60) days prior written notice to the other party to terminate this Agreement in its entirety or as to a specific Property or Properties.

B. Default. Notwithstanding anything herein to the contrary, either party shall have the right (without limitation of its other rights and remedies) to terminate this Agreement in the event of a default by the other party if such default is not cured within thirty (30) days after written notice is given to the other party (provided that if such default cannot reasonably be cured within such thirty (30) day period, the cure period shall be extended as may reasonably be required provided that the party obligated to cure such default endeavors with diligence to do so). Additionally, Company shall have the right (without limitation of its other rights and remedies) to immediately terminate this Agreement at any time upon written notice to Manager in the event of Manager's fraud, gross malfeasance, gross negligence or willful misconduct.

C. Termination Payments. Upon termination in whole or as to any Properties, Company and Manager shall immediately account to each other with respect to all matters outstanding and all sums owing each other as of the effective date of termination. Manager shall be entitled to retain copies of such books and records pertaining to such Properties as Manager deems appropriate, provided Manager shall bear the cost of such photocopying.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written pursuant to due authority.

COMPANY:

HARTMAN VILLAGE POINTE, LLC,
a Texas limited liability company

By: ______________________________
Louis T. Fox, III Vice President

MANAGER:

HARTMAN INCOME REIT MANAGEMENT, INC.,
a Texas corporation

By: ______________________________
Mark T. Torok, General Counsel